EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated June 20, 2024 with respect to the consolidated financial statements of ZJK Industrial Co., Ltd. as of and for the year ended December 31, 2023 and 2022, which appears in its Annual Report on Form 20-F for the year ended December 31, 2025, in the Registration Statement on Form S-8 (Registration No. 333-288383), the Registration Statement on Form F-3/A (Registration No. 333-293519), and the related Prospectus of ZJK Industrial Co., Ltd. filed with the Securities and Exchange Commission.

/s/ TPS Thayer LLC

Sugar Land, Texas

April 28, 2026